EXHIBIT 99.1

Two River Bancorp Reports Solid Second Quarter 2013 Results

  Net income to common shareholders increases 10.5% year-over-year
  Loans increase $8.2 million, or 1.4%, from year-end 2012
  Net interest margin remains strong at 3.94%
  Declaration of quarterly cash dividend to common shareholders

TINTON FALLS, N.J., July 22, 2013 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter ended June 30, 2013.

For the quarter ended June 30, 2013, the Company reported net income available to common shareholders of $1.1 million, or $0.14 per diluted share, compared to $1.0 million, or $0.13 per diluted share, for the same period in 2012, an increase of $109,000, or 10.5%. On a linked quarter basis, second quarter 2013 net income available to common shareholders increased $90,000, or 8.5%, from first quarter 2013. For the six months ended June 30, 2013, the Company reported net income available to common shareholders of $2.2 million, or $0.27 per diluted share, an increase of $146,000, or 7.1%, over the $2.1 million, or $0.25 per diluted share, reported for the same period in 2012.

Total assets as of June 30, 2013 were $735.6 million, compared with $733.9 million at December 31, 2012. Total loans at June 30, 2013 reached a new high of $579.6 million, compared with $571.4 million at December 31, 2012, while total deposits at June 30, 2013 were $604.7 million, compared with $606.8 million at December 31, 2012.

William D. Moss, President and Chief Executive Officer, stated, "Our second quarter operating performance remained strong with an improvement in our asset quality profile. We are pleased with our earnings results and believe that this continued improvement in our performance demonstrates the Company's commitment to achieving meaningful growth and returns for our shareholders. Our net interest margin improved compared to the first quarter of 2013 and continues to rank among the highest compared to our peer group. We were somewhat challenged this quarter by the level of loan payoffs that we experienced in the latter part of the quarter, which dampened the solid new loan growth that we achieved. However, our loan pipeline remains strong and should serve us well as the year continues. I am also pleased that our three new Loan Production Offices, which opened earlier this quarter, are off to a good start and should provide the necessary momentum in expanding our presence in key strategic markets."

The Company maintained capital ratios in the second quarter of 2013 that were in excess of regulatory standards for well-capitalized institutions. At June 30, 2013, the Company's Tier 1 capital to average assets ratio was 10.53%, Tier 1 capital to risk-weighted assets ratio was 12.25% and total capital to risk-weighted assets ratio was 13.50%. These ratios continued to improve compared to the Company's capital ratios at December 31, 2012. Mr. Moss further noted, "The loan growth we have achieved under the SBLF program during this year has allowed us to lower the dividend rate on our SBLF preferred stock to 2% in the second quarter of 2013; this rate will decrease to 1% in the third quarter of 2013. I am also pleased to announce that on July 17, 2013, the Board of Directors declared a quarterly cash dividend of $0.02 per share, payable August 30, 2013 to shareholders of record as of August 9, 2013. The maintenance of our quarterly cash dividend reinforces the Board's confidence in our ability to provide a current return of investment to our shareholders."

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended June 30, 2013 totaled $6.7 million, an increase of $255,000, or 4.0%, from the same period in 2012. Average interest-earning assets for the second quarter 2013 were $682.2 million, an increase of $46.5 million, or 7.3%, due primarily to increases in both the loan and investment portfolios. Our quarterly yield on interest-earning assets declined by 31 basis points from the same period in 2012, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 20 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased by $49.0 million, or 30.3%, to $210.7 million. On a linked quarter basis, net interest income increased by $208,000, or 3.2%, from the first quarter of 2013. Net interest income for the six months ended June 30, 2013 totaled $13.2 million, an increase of $236,000, or 1.8%, over the same period in 2012.

The Company reported a net interest margin of 3.94% for the quarter ended June 30, 2013, representing an increase of 6 basis points when compared to the 3.88% net interest margin reported for the quarter ended in March 31, 2013 and a decrease of 14 basis points when compared to the 4.08% reported for the same three month period in 2012. The increase from last quarter was primarily due to lower funding costs. The decline from last year was primarily the result of the current historically low interest rate environment, which has continued to exert pressure on net interest margins as longer term assets repriced to lower interest rate levels while funding costs near their implied floors. For the six months ended June 30, 2013, net interest margin was 3.91%, a decrease of 23 basis points when compared to 4.14% for the same period in 2012, due primarily to the same year over year items discussed above.

Non-Interest Income

Non-interest income for the quarter ended June 30, 2013 totaled $567,000, a decrease of $194,000, or 25.5%, compared to the same period in 2012. The decrease was primarily due to an $187,000 gain on the sale of SBA loans during the three months ended June 30, 2012 as compared to none recorded in 2013. On a linked quarter basis, non-interest income decreased $254,000, or 30.9%. The primary reason for this decrease was due to recorded net gains of $153,000 from the sale of securities and $85,000 on the sale of SBA loans in the first quarter of 2013 as compared to no gains recorded during the second quarter of 2013. For the six months ended June 30, 2013, non-interest income increased $70,000, or 5.3%, from the same period in 2012. The increase was primarily due to an increase of $51,000 in net gains from the sale of securities and SBA loans as compared to the same period last year and an increase of $88,000 in other loans fees primarily due to higher exit and prepayment fees. Additionally, there was a $48,000 credit loss recorded on a pooled trust investment security during this period in 2012 as compared to no credit loss recorded in 2013. These increases were partially offset by a $110,000 decrease in origination fees resulting from lower loan volume in our residential mortgage department.

Non-Interest Expense

Non-interest expense for the quarter ended June 30, 2013 totaled $5.1 million, an increase of $42,000, or 0.8%, compared to the same period in 2012. This increase was due primarily to an increase of $45,000 in salaries and benefits, an increase of $142,000 in occupancy and equipment expenses primarily resulting from expenses related to our new corporate headquarters, an $117,000 increase in professional fees and $27,000 in outside service fees. These increases were partially offset by a decrease in OREO expenses, OREO impairment and loan workout expenses of $324,000. On a linked quarter basis, non-interest expense decreased $199,000, or 3.8%, from the $5.3 million reported for the first quarter in 2013. This decrease is primarily due to $362,000 in writedowns taken on two existing OREO properties during the first quarter of 2013 offset in part by higher professional fees in the second quarter of $107,000. For the six month period ended June 30, 2013, non-interest expense totaled $10.4 million, an increase of $444,000, or 4.5%, over the same period in 2012, due primarily to higher salary and benefit costs and occupancy costs, as discussed above. As previously reported, the Company filed the requisite applications to close its existing smaller branch in Red Bank, as well as its Cliffwood branch. The closures were finalized in June 2013. To date, there has been minimal loss of customer relationships due to these closures and we anticipate annual pre-tax expense savings of approximately $290,000.

Balance Sheet Activity

As previously noted, total assets as of June 30, 2013 were $735.6 million, an increase of 0.2%, compared to $733.9 million as of December 31, 2012. Total loans as of June 30, 2013 were $579.6 million, an increase of 1.4%, compared to $571.4 million reported at December 31, 2012. Total deposits as of June 30, 2013 were $604.7 million, a decrease of 0.3%, compared with $606.8 million as of December 31, 2012. Core checking deposits at June 30, 2013 decreased $841,000, or 0.4%, when compared to year-end 2012, while savings accounts, inclusive of money market deposits, increased 4.0%. Conversely, higher cost time deposits decreased 14.8% over this same period.

Asset Quality

The Company's non-performing assets at June 30, 2013 decreased to $10.9 million as compared to $11.3 million at March 31, 2013, but increased from $9.2 million at December 31, 2012. Non-accrual loans decreased to $8.4 million at June 30, 2013 as compared to $9.9 million at March 31, 2013 but increased from $7.5 million at December 31, 2012. The decrease of $1.5 million during the second quarter of 2013 was primarily due to payoffs, paydowns and writedowns of various credits offset in part by the addition of one commercial loan. There was one loan past due over 90 days and still accruing totaling $830,000 at June 30, 2013, as compared to none at March 31, 2013 and $2,000 at December 31, 2012. This loan is well secured and the Company anticipates that it will be paid off in full in the near term. OREO properties increased $184,000 to $1.6 million as of June 30, 2013 compared to $1.4 million at March 31, 2013 but down $178,000 from $1.8 million at December 31, 2012. The increase in the OREO balance during the second quarter of 2013 was primarily due to the addition of one residential mortgage loan.

The Company's non-performing assets at June 30, 2013, as a percentage of total assets, were 1.48%, a decrease from the 1.53% at March 31, 2013 but up from the 1.26% reported at December 31, 2012. Troubled Debt Restructured loan balances decreased to $14.4 million at June 30, 2013 from $16.6 million at March 31, 2013 but up from the $9.6 million balance reported at December 31, 2012. The increase of $4.9 million from year-end 2012 is primarily due to the addition of seven commercial and commercial real estate loans totaling $7.1 million, all of which are well-collateralized and are performing according to their modified terms, which were partially offset by the payoffs of various commercial credits along with principal paydowns.

As of June 30, 2013, the Company's allowance for loan losses was $8.2 million as compared to $8.0 million as of December 31, 2012. Loss allowance as a percentage of total loans at June 30, 2013 was 1.42%, which was unchanged from March 31, 2013, and 1.40% at December 31, 2012. During the quarter ended June 30, 2013, a loan loss provision of $280,000 was recorded, which was an increase of $100,000 from the first quarter of 2013 and $10,000 from the second quarter 2012 provision. There were $306,000 of charge-offs and write-downs taken during the second quarter of 2013, for which the full amount had previously been reserved. Additionally, there were $36,000 in recoveries of amounts previously charged-off during the second quarter.

About the Company

Two River Bancorp, formerly known as Community Partners Bancorp, is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 14 branches throughout Monmouth and Union Counties and 5 Loan Production Offices throughout Monmouth, Middlesex and Union Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
	June 30,	December 31,	June 30,
Selected Period End Balances:	2013	2012	2012
Total Assets	$ 735,644	$ 733,895	$ 697,790
Investment Securities and Restricted Stock	77,737	75,383	68,274
Total Loans	579,563	571,447	548,956
Allowance for Loan Losses	(8,205)	(7,984)	(7,258)
Goodwill and Other Intangible Assets	18,310	18,377	18,454
Total Deposits	604,746	606,770	571,900
Repurchase Agreements	19,408	16,710	18,933
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	93,599	91,965	89,465

	June 30,	March 31,	December 31,	June 30,
Asset Quality Data:	2013	2013	2012	2012
Nonaccrual loans	$ 8,447	$ 9,875	$ 7,472	$ 5,216
Loans past due over 90 days and still accruing	830	--	2	49
OREO property	1,574	1,390	1,752	3,593
Total Non-Performing Assets	10,851	11,265	9,226	8,858

Troubled Debt Restructured Loans	14,401	16,620	9,551	9,737

Non-Performing Loans to Total Loans	1.60%	1.71%	1.31%	0.96%
Allowance as a % of Loans	1.42%	1.42%	1.40%	1.32%
Non-Performing Assets to Total Assets	1.48%	1.53%	1.26%	1.27%

	June 30, 2013			December 31, 2012
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Two River Bancorp	10.53%	12.25%	13.50%	10.36%	12.03%	13.28%
Two River Community Bank	10.47%	12.19%	13.44%	10.35%	12.02%	13.27%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Consolidated Earnings Data:	2013	2013	2012	2013	2012
Total Interest Income	$ 7,648	$ 7,528	$ 7,608	$ 15,176	$ 15,347
Total Interest Expense	942	1,030	1,157	1,972	2,379
Net Interest Income	6,706	6,498	6,451	13,204	12,968
Provision for Loan Losses	280	180	270	460	620
Net Interest Income after Provision for Loan Losses	6,426	6,318	6,181	12,744	12,348

Net other-than-temporary impairment charges to earnings	--	--	(48)	--	(48)
Other Non-Interest Income	567	821	809	1,388	1,366
Total Non-Interest Income	567	821	761	1,388	1,318

Total Non-Interest Expenses	5,105	5,304	5,063	10,409	9,965

Income before Income Taxes	1,888	1,835	1,879	3,723	3,701
Income Tax Expense	683	675	693	1,358	1,360
Net Income	1,205	1,160	1,186	2,365	2,341

Preferred Stock Dividend & Discount Accretion	60	105	150	165	287

Net Income available to common shareholders	$ 1,145	$ 1,055	$ 1,036	$ 2,200	$ 2,054

Per Common Share Data:
Basic Earnings	$ 0.14	$ 0.13	$ 0.13	$ 0.28	$ 0.26
Diluted Earnings	$ 0.14	$ 0.13	$ 0.13	$ 0.27	$ 0.25
Book Value	$ 10.12	$ 10.09	$ 9.73	$ 10.12	$ 9.73
Tangible Book Value (1)	$ 7.85	$ 7.81	$ 7.41	$ 7.85	$ 7.41
Average Common Shares Outstanding (in thousands):
Basic	8,029	7,993	7,942	7,989	7,932
Diluted	8,211	8,175	8,143	8,159	8,119

Other Selected Ratios:
Return on Average Assets	0.66%	0.64%	0.69%	0.65%	0.69%
Return on Average Tangible Assets (1)	0.67%	0.66%	0.71%	0.66%	0.70%
Return on Average Equity	5.15%	5.08%	5.36%	5.12%	5.32%
Return on Average Tangible Equity (1)	6.41%	6.33%	6.76%	6.37%	6.73%
Net Interest Margin	3.94%	3.88%	4.08%	3.91%	4.14%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "tangible book value per share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

				As of and for the
	As of and for the Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Book value per common share	$ 10.12	$ 10.09	$ 9.73	$ 10.12	$ 9.73
Effect of intangible assets	(2.27)	(2.28)	(2.32)	(2.27)	(2.32)
Tangible book value per common share	$ 7.85	$ 7.81	$ 7.41	$ 7.85	$ 7.41

Return on average assets	0.66%	0.64%	0.69%	0.65%	0.69%
Effect of intangible assets	0.01%	0.02%	0.02%	0.01%	0.01%
Return on average tangible assets	0.67%	0.66%	0.71%	0.66%	0.70%

Return on average equity	5.15%	5.08%	5.36%	5.12%	5.32%
Effect of average intangible assets	1.26%	1.25%	1.40%	1.25%	1.41%
Return on average tangible equity	6.41%	6.33%	6.76%	6.37%	6.73%
CONTACT: William D. Moss, President & CEO
         Two River Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Two River Bancorp
         732-216-0167 rabrahamian@tworiverbank.com